FREE WRITING PROSPECTUS Dated January 23, 2019	Filed Pursuant to Rule 433 Registration No. 333-207756 Registration No. 333-207756-09

$1.035+bn World Omni Auto Receivables Trust (WOART) 2019-A

Jt Leads: BofAML(struc), Barclays, MUFG, TD Co-Mgr: Mizuho

CLS	AMT($MM)	WAL**	S&P/F	PWIN	E.FINAL	L.FINAL	BNCH	SPRD	YLD	CPN	$PRICE
A-1	211.000	0.23	A-1+/F1+	1-7	8/19	2/18/20	IntL	-1	2.72616		100.00000
A-2	348.000	1.10	AAA/AAA	7-22	11/20	4/15/22	EDSF	+ 28	3.040	3.02	99.99908
A-3	347.000	2.64	AAA/AAA	22-45	10/22	5/15/24	IntS	+ 36	3.066	3.04	99.98337
A-4	82.950	3.92	AAA/AAA	45-48	1/23	6/16/25	IntS	+ 58	3.248	3.22	99.97716
B	31.150	3.96	AA/AA	48-48	1/23	6/16/25	IntS	+ 70	3.367	3.34	99.98669
C	15.570	3.96	A/A	48-48	1/23	10/15/25	IntS	retained

Expected Pricing	:	PRICED	Ticker	:	WOART 2019-A
Expected Settle	:	1/30/2019	Registration	:	SEC Registered
First Payment	:	2/15/2019	ERISA Eligible	:	Yes
Expected Ratings	:	S&P, Fitch	Pxg Speed	:	1.30% ABS to 10% Call
Bill & Deliver	:	BofAML	Min Denoms	:	$1k x $1k

Available Information:

* Preliminary Prospectus, Ratings FWP, CDI file (attached)

* Intex Deal Name : baswoar19a_lff_fo Passcode: k6vk

* Investor Presentation : www.dealroadshow.com Password: WOART19-A

CUSIPs:

A-1	98162YAA1
A-2	98162YAB9
A-3	98162YAD5
A-4	98162YAE3
B	98162YAF0
C	98162YAG8

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com. The securities may not be suitable for all investors. Merrill Lynch, Pierce, Fenner & Smith, Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

CIRCULAR 230 DISCLOSURE

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